    As filed with the Securities and Exchange Commission on December 7, 2001

                                                      Registration No. 333-73146
================================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[X] Pre-Effective Amendment No. 1         [ ] Post-Effective Amendment No. _____

                        (Check appropriate box or boxes)

                Exact name of Registrant as Specified in Charter:

                         THE HARTFORD MUTUAL FUNDS, INC.

                     Address of Principal Executive Offices:
                                  P.O. Box 2999
                        Hartford, Connecticut 06104-2999

                  Registrant's Telephone Number: (860) 297-6443



   Name and Address of Agent for Service:                    Copy to:
            Kevin J. Carr, Esq.                      Kathleen L. Prudhomme, Esq.
            Investment Law Unit                        Dorsey & Whitney LLP
 The Hartford Financial Services Group, Inc.                Suite 1500
           55 Farmington Avenue                        50 South Sixth Street
       Hartford, Connecticut 06105                  Minneapolis, Minnesota 55402



Approximate Date of Proposed Public Offering: As soon as possible following the effective date of this Registration Statement.

The title of the securities being registered is shares of common stock.

No filing fee is required because an indefinite number of shares of the Registrant have previously been registered on Form N-1A (Registration Nos. 333-02381, 811-07589) pursuant to Rule 24f-2 under the Investment Company Act of 1940. The Registrant's Rule 24f-2 Notice for the fiscal year ended October 31, 2000 was filed on January 9, 2001. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement relates to the shares previously registered on the aforesaid Registration Statement on Form N-1A.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. This Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.


================================================================================

PART A, PART B AND PART C OF THE REGISTRATION STATEMENT ARE INCORPORATED BY REFERENCE TO REGISTRANT'S REGISTRATION STATEMENT ON FORM N-14, FILED WITH THE COMMISSION ON NOVEMBER 9, 2001 (ACCESSION NO. 0000950137-01-504449)













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                                   SIGNATURES

     As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the city of Hartford, and the state of Connecticut on the 7th day of December, 2001.

                                       THE HARTFORD MUTUAL FUNDS, INC.



                                       By: David M. Znamierowski*
                                           Its: President


     As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                          Title
---------                                          -----
David M. Znamierowski*                             President
                                                   (Chief Executive Officer
                                                   & Director)

George R. Jay*                                     Controller & Treasurer
                                                   (Chief Accounting Officer &
                                                   Chief Financial Officer)

Winifred E. Coleman*                               Director
Duane E. Hill*                                     Director
William A. O'Neil*                                 Director
Millard H. Pryor, Jr.*                             Director
Lowndes A. Smith*                                  Director
John K. Springer*                                  Director


/s/ Kevin J. Carr                                       Dated:  December 7, 2001
------------------------------
* By Kevin J. Carr
  Attorney-in-fact






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